Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net Income of $501 thousand for the second fiscal quarter of 2010 and $1.07 million for the six month period ended December 31, 2009

•	Loans increased $6.64 million, or an annualized 8.2%, during the six months ended December 31, 2009

•	Capital levels remain above the regulatory “well-capitalized” threshold

Minerva, Ohio— January 28, 2010 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported second fiscal quarter 2010 earnings per share of $0.25 compared to $0.28 for the previous quarter ended September 30, 2009 and compared to $0.26 for the same period ended December 31, 2008. Net income for the second fiscal quarter of 2010 was $501 thousand, a decrease of $64 thousand from the previous quarter ended September 30, 2009 and a $25 thousand decrease from the same period last year. A net security gain of $102 thousand and an impairment loss on securities of $180 thousand were recognized during the second fiscal quarter of 2010. The net impact of these two items was a reduction to income during the second fiscal quarter of 2010 of $78 thousand on a pre-tax basis, or $51 thousand after-tax.

For the six months ended December 31, 2009, net income was $1.07 million compared to $1.10 million for the same period last year. Fiscal year-to-date net income per share decreased to $0.52 compared to $0.54 for the same period last year. Return on average assets and return on average equity for the six months ended December 31, 2009 were 0.84% and 9.42%, respectively, compared to 0.91% and 11.12%, respectively, for the same period last year.

Interest income for the second fiscal quarter of 2010 decreased by $192 thousand and interest expense decreased $273 thousand from the same period last year. The net interest margin increased to 4.23% for the quarter ended December 31, 2009 compared to 4.18% for the previous quarter ended September 30, 2009, but decreased compared to 4.46% for the same year ago period. The Corporation’s yield on average interest-earning assets declined to 5.32% for the three months ended December 31, 2009 from 6.14% for the same period last year. The Corporation’s cost of funds decreased to 1.45% for the three months ended December 31, 2009 from 2.17% for the same period last year.

Other income, excluding net securities gains and impairment loss on securities, was $618 thousand for the second fiscal quarter of 2010 compared with $621 thousand for the quarter ended December 31, 2008. Other expenses increased $25 thousand, or 1.12%, for the second fiscal quarter of 2010 from the same period last year.

Ralph J. Lober, President and Chief Executive Officer, stated “Consumers Bancorp continues to post consistent results as the economic downturn moves into its third year. This quarter’s results reflect the Bank’s ability to overcome isolated losses attributed to the ongoing real estate and bank crisis. We continue to meet the financing needs of credit worthy businesses and individuals throughout Stark, Carroll and Columbiana counties. Over the past 12 months we have grown the loan portfolio by $9.65 million and have made important investments in personnel and technology that we believe makes the Bank well-positioned to excel as the local economy begins to recover.”

Assets at December 31, 2009 totaled $254.18 million, an increase of $2.31 million from June 30, 2009. From June 30, 2009, total loans increased by $6.64 million and deposits increased $4.87 million.

Non-performing assets were $2.83 million at December 31, 2009, compared with $2.59 million at September 30, 2009 and $1.73 million at December 31, 2008.

The allowance for loan losses as a percent of total loans at December 31, 2009 was 1.30% up from 1.25% at December 31, 2008. This increase is a result of management’s concern that the current economic environment and real estate market will remain stagnant through 2010. “Our allowance reflects the probability that additional losses will be incurred until marked improvement is realized in the employment and real estate markets. Based on current information, we believe that the current funding levels are sufficient to meet potential losses,” commented Lober.

Consumers provides a complete range of banking and other investment services to businesses and clients through its CNB offices in Minerva, Salem, Waynesburg, Hanoverton, Carrollton, Alliance, Lisbon, Louisville, East Canton, and Malvern, Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions, including employment and real estate markets, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets, changes in levels of market interest rates which could reduce anticipated or actual margins, credit risks of lending activities, the nature, extent and timing of governmental actions and reforms, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc.

Consolidated Financial Highlights

(Dollars in thousands, except per share data)

	Three Month Period Ended		Six Month Period Ended
Consolidated Statements of Income	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
Total interest income	$3,166	$3,358	$6,336	$6,800
Total interest expense	671	944	1,414	1,913

Net interest income	2,495	2,414	4,922	4,887
Provision for loan losses	141	129	343	276
Other income	540	624	1,290	1,287
Other expenses	2,255	2,230	4,492	4,477

Income before income taxes	639	679	1,377	1,421
Income tax expense	138	153	311	325

Net income	$501	$526	$1,066	$1,096

Basic earnings per share	$0.25	$0.26	$0.52	$0.54

Consolidated Statements of Financial Condition		Dec. 31, 2009	Dec. 31, 2008
Assets
Cash and cash equivalents		$12,329	$8,690
Securities available for sale		65,733	65,361
Total loans		166,783	157,133
Less: allowance for loan losses		2,169	1,969

Net loans		164,614	155,164
Other assets		11,499	10,554

Total assets		$254,175	$239,769

Liabilities and Shareholders’ Equity
Deposits		$208,921	$193,331
Other interest-bearing liabilities		20,791	23,311
Other liabilities		1,881	1,919

Total liabilities		231,593	218,561
Shareholders’ equity		22,582	21,208

Total liabilities and shareholders’ equity		$254,175	$239,769

Performance Ratios:
Return on Average Assets (Annualized)		0.84%	0.91%
Return on Average Equity (Annualized)		9.42	11.12
Average Equity to Average Assets		8.87	8.15
Net Interest Margin (Fully Tax Equivalent)		4.20	4.51

Market Data:
Book Value to Common Share		$11.05	$10.36
Fiscal YTD Dividends Paid per Common Share		0.20	0.20
Period End Common Shares		2,032,714	2,029,558

Asset Quality:
Net Charge-offs to Total Loans (Annualized)		0.20%	0.02%
Non-performing Assets to Total Assets		1.11	0.72
ALL to Total Loans		1.30	1.25